Exhibit 99.1

GARRETT MOTION SUCCESSFULLY COMPLETES CHAPTER 11 RESTRUCTURING WITH NEW

CAPITAL AND STRONG BALANCE SHEET

•	Raises $1.3 Billion of New Equity from Centerbridge, Oaktree and Existing Stockholders

•	Reduces Funded Debt to $1.25 Billion Equivalent Term Loan and $300 Million Revolving Credit Facility

•	Eliminates Asbestos Indemnity and Settles All Litigation with Honeywell

•	Bolsters Resources and Flexibility to Accelerate Technology Development

•	Trading of New Common Stock Expected to Commence on Nasdaq on May 3, 2021

ROLLE, Switzerland – April 30, 2021 – Garrett Motion Inc. (“Garrett”) today announced it has emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization (“Plan”) that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York on April 23, 2021. With the support of a significant majority of its stakeholders, led by funds managed by Centerbridge Partners, L.P. (“Centerbridge”) and funds managed by Oaktree Capital Management, L.P. (“Oaktree”), Garrett will remain a publicly traded company and expects to list its common stock on Nasdaq, effective May 3, 2021, under the ticker symbol GTX.

Olivier Rabiller, President and Chief Executive Officer of Garrett, said, “Emergence is a significant achievement for Garrett, and I’m pleased that the restructuring received support from all of our constituencies, including senior lenders, senior noteholders, the Official Creditors Committee, Honeywell, a majority of common stockholders and the Official Equity Committee. Lenders and pre-petition creditors were paid in full, and Garrett operated without interruption throughout the reorganization, providing customers with the same high-quality products and services they have come to expect and maintaining strong partnerships with valued suppliers. Most importantly, Garrett has emerged with a new financing and capital structure that we believe will support our long-term viability and provide the resources and flexibility to accelerate our technology development.”

Mr. Rabiller added, “I would also like to extend my gratitude to our employees, without whom Garrett could not have achieved this milestone and delivered solid financial results in 2020 in a challenging COVID environment. I am excited to begin the next chapter in our development with a highly qualified Board of Directors and the support of Centerbridge and Oaktree.”

At emergence, Garrett will have approximately 65,035,801 million shares of new common stock issued and outstanding. In addition, Garrett will have approximately 247,771,428 million shares of new Convertible Series A Preferred Stock outstanding, which is convertible into common stock and votes on an as-converted basis with common stock.

The plan of reorganization also eliminates the previous asbestos indemnity and all related liabilities to Honeywell incurred by Garrett in its 2018 spin-off, and settles all litigation between Garrett and Honeywell. The elimination of the 30-year indemnity substantially reduces Garrett’s effective leverage and increases its operational, financial and strategic flexibility. In return for elimination of the indemnity, upon emergence, Garrett made an initial cash payment to Honeywell of $375 million and issued to Honeywell Series B Preferred Stock that entitles Honeywell to certain cash payments from 2022 to 2030. The Series B Preferred stock is repayable at any time at a present value (which is approximately $584 million as of the date of emergence using the agreed discount rate of 7.25%).

The Company has also obtained a $1.25 billion equivalent term loan, alongside a new $300 million revolving credit facility. The restructuring will substantially decrease Garrett’s long-term debt and improve its maturity profile.

Additional Information

Morgan Stanley & Co. LLC and Perella Weinberg Partners are serving as financial advisors, Sullivan & Cromwell LLP and Quinn Emanuel Urquhart & Sullivan LLP are serving as legal advisors, and AlixPartners are serving as restructuring advisor to Garrett Motion.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our Chapter 11 process. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the three months ended March 31, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, and more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contact:

Michael Cimini

Garrett Motion Inc.

T: (973) 216-3986

Michael.Cimini@garrettmotion.com